[Bindende deutsche Fassung. Binding German version.]	*[Englische Übersetzung nur zu Informationszwecken. English translation for information purposes only.]*

Änderungsvereinbarung

Amendment Agreement

zwischen

between

Spark Networks SE

mit Sitz in München (künftig: Berlin), vertreten durch den Verwaltungsrat, dieser vertreten durch den Verwaltungsratsvorsitzenden

registered in Munich (in the future: Berlin), represented by the administrative board (*Verwaltungsrat*), the latter represented by the chairman of the administrative board

(nachfolgend die „Gesellschaft")

(hereinafter the "Company")

und

and

Jeronimo Folgueira

Forststraße 26b, 12163 Berlin

(nachfolgend der „Geschäftsführende Direktor")

(hereinafter the "Managing Director")

(Gesellschaft und Geschäftsführender Direktor nachfolgend zusammen die „Parteien" und einzeln jeweils eine „Partei").

(Company and Managing Director collectively hereinafter the "Parties", and each a "Party").

Präambel

Der Geschäftsführende Direktor ist durch Beschluss des Verwaltungsrats der Gesell-

Preamble

The Managing Director has been appointed as managing director of the Company by

schaft („Verwaltungsrat“) zum geschäftsführenden Direktor der Gesellschaft bestellt und als geschäftsführender Direktor in das Handelsregister eingetragen worden.

resolution of the Company's administrative board (“Administrative Board”) and has been registered as Managing Director in the German commercial register.

Die Parteien sind sich einig, den bestehenden, undatierten Geschäftsführerdienstvertrag, der zum 1. Dezember 2017 in Kraft getreten ist, (nachfolgend „**Dienstvertrag**“) wie nachfolgend vereinbart zu ändern. Diese Änderungsvereinbarung tritt zum 1. April 2018 in Kraft.

The Parties agree to amend the terms of the current, undated service agreement, which entered into force on December 1, 2017 (hereinafter: “**Service Agreement**”) as set forth, below. This Amendment Agreement shall become effective as of April 1st 2018.

1. Vergütung

Ziffer 4.2 Dienstvertrag wird wie folgt geändert:

Der Geschäftsführende Direktor erhält für seine Tätigkeit ein Brutto-Jahresgehalt in Höhe von EUR 240.000,00, das in zwölf (12) gleichen monatlichen Raten jeweils am Monatsende unter Einbehalt der gesetzlichen Abzüge bezahlt wird.

1. Remuneration

Section 4.2 Service Agreement is amended as follows:

The Managing Director shall receive an annual gross salary of EUR 240,000.00, which shall be paid in twelve (12) pro-rated monthly payments after statutory deductions are withheld at the end of each month.

2. Abfindung; Change of Control

Ziffer 11.3 Dienstvertrag wird durch folgenden Satz am Ende ergänzt:

Zur Vermeidung von Zweifeln wird klargestellt, dass ein „Change of Control“ in diesem Sinne stets auch dann vorliegt, wenn ein „Liquidity Event“ im Sinnes des „Virtual Share Option Plan, Stand März 2018“ (im Folgenden: „**VSOP**“) vorliegt.

2. Severance Payment; Change of Control

Section 11.3 Service Agreement is supplemented by the following sentence (at the end of the paragraph):

For the avoidance of doubt, a “Change of Control” pursuant to this clause is always given, in the event of a “Liquidity Event” pursuant to the “Virtual Share Option Plan”, as of March 2018 (hereinafter: “**VSOP**”).

3. Ziffer 11.4 Dienstvertrag wird durch folgende Bestimmung ersetzt:

Im Falle eines Change of Control ist der Geschäftsführende Direktor berechtigt, nach Ablauf der Claw-Back-Period ge-

3. Section 11.4 Services Agreement is replaced as follows:

In the event of a Change of Control and after expiration of the Claw-Back Period pursuant to Section 3.5 (b) of the

mäß Ziffer 3.5 (b) des VSOP mit einer Ankündigungsfrist von zwei (2) Monaten zum Monatsende sein Amt als Geschäftsführender Direktor der Gesellschaft niederzulegen und diesen Dienstvertrag außerordentlich mit einer Auslauffrist von zwei (2) Monaten zum Monatsende zu kündigen. Macht der Geschäftsführende Direktor von diesem Sonderkündigungsrecht Gebrauch, so endet seine Bestellung zum Geschäftsführenden Direktor und dieser Dienstvertrag mit Ablauf der vorgenannten Frist.

VSOP, the Managing Director shall be entitled with a two (2) months' prior notice to the end of a month to resign from his office as managing director of the Company and extraordinary terminate this Service Agreement with a phasing-out period of two (2) months to the end of a month. If the Managing Director exercises this right of an extraordinary termination, his office as a Managing Director and the Service Agreement shall expire upon expiration of the aforementioned notice period.

Der Geschäftsführende Direktor erhält in diesem Fall eine Abfindung in Höhe der Vergütungsansprüche für die verbleibende Vertragslaufzeit (d.h. der Festvergütung und der variablen Tantieme auf Basis einer 100 %-Zielerreichung gemäß § 4 Dienstvertrag), insgesamt jedoch höchstens eine Brutto-Jahresvergütung gemäß Ziffer 4.2 und 4.3, die nach der Brutto-Jahresvergütung des abgelaufenen Geschäftsjahres zu bemessen ist. Die Abfindung ist mit der letzten Vergütungsabrechnung zur Zahlung fällig.

In such case the Managing Director shall be entitled to a severance payment equal to the amount of his remuneration entitlement for the remainder of the term of his service agreement (i.e., fixed base salary plus variable annual bonus on the basis of 100%-target achievement pursuant to Section 4 Service Agreement), however, the severance payment shall in no event exceed the amount of the gross annual salary of the Managing Director pursuant to Section 4.2 and 4.3, for which the performance shall be determined on the basis of the performance of the preceding completed business year. The severance payment shall be due and payable together with the last salary payment.

Der Abfindungsanspruch gemäß dieser Ziffer 11.4 entsteht nicht, wenn dieser Dienstvertrag unabhängig von dem Change of Control innerhalb von sechs Monaten nach Ablauf der Claw-Back-Period gemäß Ziffer 3.5 (b) des VSOP durch Fristablauf geendet hätte.

The manager shall not be entitled to any severance payment pursuant to this section 11.4 if this Service Agreement would have been expired irrespective of the Change of Control within six months after expiration of the Claw-Back Period pursuant to Section 3.5 (b) of the VSOP.

4. Wettbewerbsverbot/Abwerbeverbot

4. Non-compete/non-solicitation covenant

Ziffer 13.4 Dienstvertrag wird durch folgenden Satz nach dem ersten Satz er-

Section 13.4 Service Agreement is supplemented by the following sentence

gänzt:

Ausschließlich im Fall einer Kündigung des Dienstvertrages und der Niederlegung des Amtes gemäß Ziffer 11.4 zahlt die Gesellschaft dem Geschäftsführenden Direktor eine Entschädigung in Höhe von 100 % der zuletzt bezogenen Festvergütung gemäß Ziffer 4.2 (pro-rata während der Laufzeit des Wettbewerbsverbots).

(after the first sentence of the paragraph):

Exclusively in the event of a termination of this Service Agreement and a resignation from office pursuant to Section 11.4, the Company shall pay to the Managing Director a compensation of 100 % of the fixed gross salary pursuant to Section 4.2 (pro-rated during the term of the non-compete covenant) .

5. Sonstiges

Im Übrigen bleibt es bei den Bestimmungen des Dienstvertrages.

5. Miscellaneous

With respect to all other regulations the Service Agreement remains determinative.

Für die Gesellschaft // For the Company:

Name: **David Khalil**

Position // Capacity: Vorsitzender des Verwaltungsrats // Chairperson of the Company's administrative board

Ort, Datum // City, Date: Berlin, 16.5.2018

[signature]

(Unterschrift // Signature)

Geschäftsführender Direktor // The Managing Director:

Name: **Jeronimo Folgueira**

Ort, Datum // City, Date: Berlin 16.05.2018

[signature]

(Unterschrift // Signature)